Exhibit 99.1

20/20 BioLabs Reports Second Quarter 2026 Financial Results and Recent Operational Progress, as Cancer Test Revenue Reaches Record Quarterly Level

Total Revenue Increased 37% to $0.7 Million and Gross Profit Increased 87% to $0.3 Million, with Gross Margin Expanding to 41.7% from 30.5%

Best Quarter of Multi-Cancer Early Detection Testing, with OneTest™ Revenue Up 47% Year-Over-Year to $0.7 Million

Cash Position Strengthened to $4.5 Million as of June 30, 2026, with All Convertible Note Debt Eliminated During the Quarter

Gaithersburg, MD - August 17, 2026 - 20/20 BioLabs, Inc. (Nasdaq: AIDX) (“20/20” or the “Company”), an early market entrant in AI powered laboratory-based blood tests for the early detection and prevention of cancers and chronic diseases, reported its financial and operational results for the second quarter ended June 30, 2026.

Second Quarter & Subsequent 2026 Operational Highlights

●	Total revenue increased 36.5% to $0.7 million for Q2 2026, as compared to $0.5 million for Q2 2025, with OneTest™ accounting for 95.3% of total revenue in the quarter, up from 88.4% in the prior year period.

●	Revenue from the Company’s OneTest™ family of blood tests, led by OneTest™ for Cancer, its Multi-Cancer Early Detection (“MCED”) blood test, increased 47.1% to $0.7 million for Q2 2026, as compared to $0.5 million for Q2 2025. The Company believes Q2 2026 represented its strongest quarter of MCED testing.

●	Gross profit increased 86.6% to $0.3 million for Q2 2026, as compared to $0.2 million for Q2 2025, while gross margin expanded to 41.7% from 30.5%, reflecting improved absorption of fixed laboratory costs across a higher volume of OneTest™ tests.

●	State-funded firefighter cancer screening programs continued to gain momentum. In May, the State of Vermont selected OneTest™ for a 12-month statewide initiative to screen up to 4,500 firefighters, while Maryland fire departments were awarded $520,000 for OneTest™ cancer screenings. The Company expects these programs to generate more than $1.0 million of revenue through the end of 2026.

●	The Company expects to have tested more than 35,000 firefighters by the end of 2026, building a body of real-world evidence intended to support its regulatory and reimbursement strategy.

●	Received orders from 29 new accounts during the second quarter, including occupational and preventive health companies, fire departments and primary care physician practices. Growth has continued into the third quarter across fire department, occupational health, military service and physician practice markets.

●	Executed a purchase agreement with the TF – 7294 Foundation that expands access to OneTest™ for Cancer within the U.S. Intelligence Community.

●	Received a first commercial order from BodyMetRX, extending the OneTest™ for Cancer footprint into the health optimization and wellness market.

●	Maintained strong repeat business from existing customers, with Clayton County, Georgia beginning its seventh year of OneTest™ for Cancer screening, and continued to grow its enterprise pipeline entering the second half of 2026.

●	Launched a three-month retail pilot with Giant Food for OneTest for Longevity™, making the Company’s inflammatory and cardiometabolic biomarker testing available through participating Giant Food stores via pharmacy-based blood collection and at-home self-collection kits.

●	Cash and cash equivalents totaled $4.5 million as of June 30, 2026, compared to $1.0 million as of December 31, 2025.

●	Issued an additional 1,000 shares of Series E convertible preferred stock on June 16, 2026 for gross proceeds of $1.0 million, bringing total Series E proceeds to $6.0 million for the first half of 2026 under a preferred purchase agreement pursuant to which up to $40.0 million in capital may be raised in multiple tranches, subject to 20/20 meeting certain conditions.

●	Subsequent to the first quarter, on April 10, 2026, all principal and accrued interest outstanding under the Company’s secured convertible promissory notes was exchanged for 583 shares of Series E convertible preferred stock, eliminating all convertible note debt from the Company’s balance sheet as of June 30, 2026.

●	Subsequent to quarter end, on July 16, 2026, the Company entered into a standstill agreement with Streeterville under which Streeterville agreed that, for 120 days, it will not convert shares of Series E convertible preferred stock into common stock unless the common stock trades at least 10% above the “Minimum Price” as defined in Nasdaq Rule 5635.

●	Accounts receivable increased to approximately $0.3 million as of June 30, 2026, compared to $0.2 million as of December 31, 2025, reflecting higher MCED testing volume late in the quarter.

●	Hosted the inaugural session of a new monthly investor webinar series on July 1, 2026, focused on the Company’s Medicare strategy for OneTest™ and its serial biomarker tracking methodology. Sessions are held on the first Wednesday of each month.

●	Continued to advance the Company’s patented protein tumor marker based, machine learning derived MCED methodology, which tracks biomarker trajectories over time rather than relying on single-point testing, an approach the Company believes may support earlier-stage detection compared to stand-alone circulating tumor DNA based MCEDs.

Management Commentary

Chief Executive Officer Jonathan Cohen commented, “The second quarter was the strongest quarter of multi-cancer early detection testing this Company has ever delivered. OneTest™ revenue grew 47% year-over-year to $0.7 million and represented more than 95% of total revenue, which is exactly the mix shift we have been working toward. Just as importantly, that growth came with operating leverage: gross profit increased 87% and gross margin expanded more than 11 percentage points to 41.7%, because our laboratory absorbs incremental testing volume at attractive incremental economics.”

“State-funded firefighter cancer screening continues to validate OneTest™ in a meaningful commercial setting. Programs in Maryland and Vermont are expected to help us surpass 35,000 firefighters tested by year-end, generating valuable real-world evidence while contributing to revenue growth.”

“That growing body of clinical data supports our long-term reimbursement strategy. With a statutory Medicare pathway for FDA-authorized MCED blood tests beginning in 2028, we believe OneTest™ is well positioned to benefit from expanding adoption as we continue advancing toward commercialization.”

Chief Financial Officer Alan Bergman added, “Second quarter results reflected a return to growth, with revenue increasing 36.5% year over year and gross profit increasing 87% as higher OneTest™ volume drove meaningful operating leverage. Operating expenses increased primarily due to one-time Nasdaq listing costs and continued investment in our longevity platform.

“We also strengthened the balance sheet meaningfully. During the quarter, we strengthened the balance sheet by raising additional Series E preferred capital and eliminating all outstanding convertible note debt. We ended the quarter with $4.5 million in cash and believe we are well positioned to support continued growth in MCED testing. With two state firefighter programs now contributing and a growing commercial pipeline, we expect MCED volume to remain the primary driver of revenue growth through the balance of the year,” concluded Bergman.

Second Quarter 2026 Financial Results

Total revenue for the three months ended June 30, 2026 was $0.7 million, an increase of 36.5%, compared to $0.5 million in the prior year period. Revenue from OneTest™, which includes the Company’s MCED blood test, increased 47.1% to $0.7 million, compared to $0.5 million in the prior year period, and represented 95.3% of total revenue, compared to 88.4% in the prior year period.

Total cost of revenue for the three months ended June 30, 2026 was $0.4 million, compared to $0.4 million in the prior year period.

Gross profit for the three months ended June 30, 2026 was $0.3 million, an increase of 86.6%, compared to $0.2 million in the prior year period. Gross margin was 41.7% in Q2 2026, compared to 30.5% in the prior year period, reflecting favorable product mix and improved fixed-cost absorption.

Operating expenses increased to $1.5 million from $1.0 million, primarily reflecting expenses associated with the Company’s Nasdaq direct listing and continued investment in product development.

Total other expense, net was $0.3 million for the three months ended June 30, 2026, compared to other income, net, of less than $0.1 million in the prior year period.

Net loss for the three months ended June 30, 2026 was $1.5 million, compared to $0.8 million in the prior year period. Net loss included approximately $0.7 million in non-cash charges.

Cash and cash equivalents totaled $4.5 million as of June 30, 2026, compared to $1.0 million at year-end 2025, primarily reflecting $6.0 million of Series E preferred financing completed during the first half of the year. The Company had no convertible note debt outstanding at quarter end.

First Half 2026 Financial Results

Total revenue for the six months ended June 30, 2026 was $1.1 million, compared to $1.1 million in the prior year period. Revenue from OneTest™ increased 6.5% to $1.0 million, compared to $0.9 million in the prior year period.

Gross profit for the six months ended June 30, 2026 was $0.4 million, an increase of 11.7%, compared to $0.3 million in the prior year period. Gross margin was 33.9%, compared to 30.2% in the prior year period.

Total operating expenses for the six months ended June 30, 2026 were $3.1 million, compared to $1.9 million in the prior year period, primarily reflecting expenses associated with the Company’s transition to a Nasdaq-listed public company.

Net loss for the six months ended June 30, 2026 was $3.7 million, compared to $1.6 million in the prior year period. Net loss included approximately $1.7 million in non-cash charges.

About 20/20 BioLabs

20/20 BioLabs, Inc. (Nasdaq: AIDX) develops and commercializes AI-powered, laboratory-based blood tests for the early detection and prevention of cancers and chronic diseases. The Company offers two families of lab tests under the OneTest brand. OneTest™ for Cancer is a multi-cancer early detection, or MCED, blood test, and OneTest™ for Longevity measures inflammatory biomarkers and is commercially available. OneTest’s affordable, accurate, accessible tests can be conveniently utilized at home using new, upper-arm capillary collection devices that avoid painful needles. Tests are run in the Company’s College of American Pathologists (CAP) accredited, Clinical Laboratory Improvement Amendments (CLIA) licensed laboratory in Gaithersburg, Maryland.

For more information visit https://2020biolabs.com.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that it believes may affect its financial condition, results of operations, business strategy, and financial needs. Forward-looking statements can be identified by words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “continue,” or the negative of these terms or other comparable expressions. Actual results may differ materially from those expressed or implied by such forward-looking statements, including, without limitation, statements regarding expected revenue from state-funded firefighter cancer screening programs, the number of firefighters expected to be tested, the Giant Food retail pilot and whether it results in business beyond the pilot term, the Company’s expectations regarding new customer orders and its commercial pipeline, the Company’s ability to obtain FDA authorization for OneTest™ for Cancer or Medicare coverage or reimbursement, and the Company’s expectations regarding future revenue growth and liquidity. A number of factors could cause actual results to differ materially from those contained in these forward-looking statements, including, but not limited to, the risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available on the SEC’s website at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K, as well as in our other reports filed or furnished from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events, except as required by applicable law. Although the Company believes the expectations expressed in these forward-looking statements are reasonable, it cannot guarantee future results, and investors are cautioned that actual outcomes may differ materially from those anticipated.

Investor Relations

Chris Tyson

MZ Group

Direct: 949-491-8235

AIDX@mzgroup.us

20/20 BIOLABS, INC.

CONDENSED BALANCE SHEETS

(UNAUDITED)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$4,546,140	$1,025,987
Accounts receivable, net	291,486	199,954
Inventory	111,036	116,217
Prepaid expenses and other current assets	126,961	128,975
Total current assets	5,075,623	1,471,133
License agreement, net	265,518	271,143
Property and equipment, net	33,700	56,677
Intangible asset, net	205,985	202,264
Right-of-use assets, net	519,302	605,289
Deferred financing costs	-	1,507,794
Other assets	23,057	23,057
Total assets	$6,123,185	$4,137,357

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,026,809	$868,545
Accrued liabilities	743,001	785,784
Accrued dividends – Series E convertible preferred stock	121,662	-
Deferred revenue – current	467,033	414,871
Derivative liability – current	-	143,382
Convertible notes payable – current	-	74,611
Operating lease liability – current	192,731	175,948
Total current liabilities	2,551,236	2,463,141

Long-term liabilities:
Convertible notes payable, net	-	619,355
Deferred revenue – long-term	32,924	41,816
Derivative liabilities – long-term	-	543,545
Operating lease liability – long term	379,717	488,725
Total long-term liabilities	412,641	1,693,441

Total liabilities	2,963,877	4,156,582

Commitments and contingencies (Note 9)	-	-

Contingently redeemable convertible preferred stock:
Series E convertible preferred stock, $0.01 par value; 45,000 authorized; 5,228 and 0 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively; liquidation preference of $6,273,600	1,538,608	-

Stockholders’ equity (deficit):
Series D preferred stock, $0.01 par value; 936,329 authorized; 0 and 101,565 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	-	1,016
Series C preferred stock, $0.01 par value; 3,340,909 authorized; 0 and 1,204,040 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	-	12,040
Series B preferred stock, $0.01 par value; 3,569,405 authorized; 0 and 1,471,487 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	-	14,715
Series A-2 preferred stock, $0.01 par value; 800,000 authorized; 0 and 442,402 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	-	4,424
Series A-1 preferred stock, $0.01 par value; 978,000 authorized; 0 and 651,465 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	-	6,515
Series A preferred stock, $0.01 par value; 1,303,000 authorized; 0 and 846,368 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	-	8,464
Common stock, $0.01 par value; 50,000,000 authorized; 12,251,198 and 5,442,249 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	122,512	54,422
Additional paid-in capital	38,426,586	33,126,398
Accumulated deficit	(36,928,398)	(33,247,219
Total stockholders’ equity (deficit)	1,620,700	(19,225
Total liabilities, contingently redeemable preferred stock and stockholders’ equity (deficit)	$6,123,185	$4,137,357

20/20 BIOLABS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$730,571	$535,060	$1,083,946	$1,088,880
Cost of revenues	425,844	371,796	716,335	759,822
Gross profit	304,727	163,264	367,611	329,058

Operating expenses:
Sales, general and administrative	1,291,318	814,811	2,644,076	1,615,955
Research and development	257,632	194,124	411,114	330,955
Total operating expenses	1,548,950	1,008,935	3,055,190	1,946,910

Operating loss	(1,244,223)	(845,671)	(2,687,579)	(1,617,852

Other (expense) income:
Interest expense	(272,245)	(935)	(539,254)	(1,675
Interest income	14,476	5,673	21,129	14,131
Loss on change in fair value of warrant liability	-	-	(148,766)	-
Loss on issuance of convertible note	(4,236)	-	(326,595)	-
Other expense, net	(115)	-	(115)	(115
Total other (expense) income	(262,120)	4,738	(993,601)	12,341

Provision for income taxes	-	-	-	-

Net loss	(1,506,343)	(840,933)	(3,681,180)	(1,605,511
Deemed dividend on warrant modifications	(1,124,676)	-	(1,124,676)	-
Preferred stock dividends	(121,662)	-	(175,854)	-
Net loss attributable to common stockholders	$(2,752,681)	$(840,933)	$(4,981,710)	$(1,605,511

Basic and diluted net loss per common share	$(0.26)	$(0.17)	$(0.54)	$(0.33
Weighted-average common shares outstanding, basic and diluted	10,790,722	4,823,125	9,230,710	4,823,125

20/20 BIOLABS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,681,180)	$(1,605,511
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,610	33,304
Stock based compensation	499,740	259,300
Amortization of license fees	13,125	11,250
Issuance of common stock for services	181,500	-
Loss on issuance of convertible note	322,359	-
Amortization of right-of-use assets, net of liabilities	(6,238)	(3,676
Amortization of debt discount	515,583	-
Change in fair value of derivative liability	148,766	-
Changes in operating assets and liabilities:
Accounts receivable	(91,532)	(38,979
Inventory	5,181	(14,496
Prepaid expenses and other assets	2,014	53,770
Accounts payable	158,265	184,333
Accrued liabilities	(29,883)	192,468
Deferred revenue	43,270	(94,161
Net cash used in operating activities	(1,894,420)	(1,022,398

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of intangible assets, including patents	(5,354)	-
License agreement	(7,500)	-
Net cash used in investing activities	(12,854)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable	250,000	70,000
Proceeds from issuance of series D preferred stock	-	192,338
Proceeds from issuance of series E convertible preferred stock	6,000,000	-
Offering costs	(822,573)	-
Net cash provided by financing activities	5,427,427	262,338

Increase (decrease) in cash and cash equivalents	3,520,153	(760,060
Cash and cash equivalents, beginning of period	1,025,987	1,784,009
Cash and cash equivalents, end of period	$4,546,140	$1,023,949

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash disclosures of cash flow information:
Conversion of preferred stock to common stock	$289,193	$-
Deferred offering costs – issuance of common stock and warrants as offering costs	$3,654,057	$-
Accrued dividends on series E convertible preferred stock	$121,662	$-
Deemed dividend on warrant modifications	$1,124,676	$-
Issuance of preferred stock for dividends on series E convertible preferred stock	$54,192	$-
Derivative liabilities recognized as debt discounts	$541,199	$-
Derivative liabilities reclassified to equity	$1,361,306	$-
Conversion of convertible notes payable and accrued interest to common stock	$834,812	$-
Conversion of convertible notes payable and accrued interest to Series E Preferred	$583,197	$-